Exhibit 99.1

For Immediate Release

Contact:	Joel S. Marcus
Chairman, Chief Executive Officer & Founder
Alexandria Real Estate Equities, Inc.
626-578-9693

Alexandria Real Estate Equities, Inc. Elects
Maria C. Freire, Ph.D.,
to the Company’s Board of Directors

Pasadena, CA, April 24, 2012 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) announced today that the Company’s Board of Directors has elected Maria C. Freire, Ph.D., as a director. Her term will run until the 2012 annual meeting of stockholders of the Company. The Board of Directors of the Company has determined that Dr. Freire is an independent director in accordance with New York Stock Exchange listing standards.

Since 2008, Dr. Freire has served as the President and a member of the Board of Directors of the Albert and Mary Lasker Foundation, a global non-profit organization dedicated to supporting life science research that improves human health. The Lasker Foundation’s prestigious Awards Program recognizes the contributions of scientists, physicians, and public servants who have made major advances in the understanding, diagnosis, treatment, cure, or prevention of human disease. Since her appointment, Dr. Freire has shepherded the Lasker Foundation through a period of significant financial and programmatic growth. Prior to that, Dr. Freire was the President and Chief Executive Officer of the Global Alliance for TB Drug Development (TB Alliance), a non-profit organization that develops better, faster-acting, and affordable drugs to fight tuberculosis. During her six-year tenure at the TB Alliance, Dr. Freire took the organization from a nascent operation to the world leader in tuberculosis drug development.

An expert in technology commercialization, Dr. Freire directed the Office of Technology Transfer at the National Institutes of Health (NIH) from 1995 to 2001 and served as a commissioner of the World Health Organization’s Commission on Intellectual Property Rights, Innovation and Public Health. Dr. Freire obtained her B.S. degree from the Universidad Peruana

Cayetano Heredia in Lima, Peru, her Ph.D. in Biophysics from the University of Virginia, and completed post-graduate work in immunology and virology at the University of Virginia and the University of Tennessee. She is a member of the Advisory Committee to the Director of the NIH, the Board of the GAVI Alliance, and the International Advisory Steering Committee of the Instituto Carlos Slim de la Salud. Her awards include the Department of Health and Human Services Secretary’s Award for Distinguished Service, The Arthur S. Flemming Award, and The Bayh-Dole Award. Dr. Freire is a member of the Institute of Medicine of the National Academies of Science and the Council on Foreign Relations.

“We are honored and pleased to welcome Dr. Freire to our board,” said Joel S. Marcus, Chairman, Chief Executive Officer, and Founder of Alexandria Real Estate Equities, Inc. “Dr. Freire is recognized internationally as a leader in the field of life science, with a strong commitment to the translation of scientific discoveries into innovative therapies that improve public health. Alexandria will greatly benefit from Dr. Freire’s deep scientific expertise, broad and diverse experience in translational research, impactful role in government and global health policy, and unwavering dedication to the life science industry.”

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE: ARE) is the largest and leading investment-grade real estate investment trust focused principally on owning, operating, and developing high-quality, sustainable real estate for the broad and diverse life science industry. Founded in 1994, Alexandria has the first-mover advantage in every core life science cluster location, including Greater Boston, San Francisco, San Diego, and New York City. Alexandria’s high-credit client tenants span the life science industry, including renowned academic and medical institutions, multinational pharmaceutical companies, public and private biotechnology entities, U.S. government research agencies, medical device companies, clean technology companies, venture capitalists, and life science product and service companies. As the recognized real estate partner of the life science industry, Alexandria has a superior track record in driving client tenant productivity and innovation through its best-in-class laboratory and office space, collaborative locations proximate to leading research institutions, unparalleled life science real estate expertise and services, and longstanding and expansive network in the life science community. For additional information on Alexandria Real Estate Equities, Inc., please visit www.are.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission.

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